REPORTABLE TRANSACTIONS
Rule 10f-3 - Restricted Underwriting
Transactions - continued

Sample - Form 10f-3

Record of Securities Purchased Under
the Rule 10f-3 Procedures

1.Name of Purchasing Portfolio:
 HCT Fixed Income Bond Fund

2.Issuer:     SBC Communications 5.10 9/15/2014

3.Date of Purchase:  10/27/04

4.Underwriter from whom purchased:      JPM Chase

5.Name of Affiliated Underwriter
(as defined in the Rule 10f-3 procedures) managing or participating in syndicate
(attach list of all members of syndicated):
Deutsche Bank Securities Inc.

6.Aggregate principal amount of purchase:
740,000

7.Aggregate principal amount of offering:
2,250,000,000

8.Purchase price (Net of fees and expenses):
99.891

9. Date offering commenced:

10.Commission, spread or profit:
..45%


REPORTABLE TRANSACTIONS
Rule 10f-3 - Restricted Underwriting
Transactions - continued

10f-3 - continued



Yes/No

11.Have the following conditions been satisfied:





a.The securities are a part of an issue
registered under the Securities Act of 1933, which is being offered to the public, or are "municipal securities" as defined in
Section 3(a)(29) of the Securities Exchange
Act of 1934 or is part of an "Eligible
Foreign Offering" as defined in the Rule or an "Eligible Rule 144A Offering" as defined in the Rule.
Yes



b.The purchase was made prior to the
end of the first day on which any sales
were made at no more than the price paid by each other purchaser of securities in that offering or any concurrent offering or, if a rights offering, the securities were purchased on or before the fourth day preceding the day on which the rights offering terminated.
Yes



c.The underwriting was a firm
commitment underwriting.
Yes



d.The commission, spread or profit
was reasonable and fair in relation
to that being received by others
for underwriting similar securities
during the same period.
Yes



e.In respect of any securities other
than municipal securities, the issuer
of such securities has been in
continuous operation of not less
than three years (including the operations of predecessors), or in respect of any municipal securities, the issue of such securities has received an investment grade rating from a nationally recognized statistical rating organization or, if the issuer or entity supplying the revenues from which the issue is to be paid shall have been in continuous operation for less than three years (including the operations of any predecessors), it has received one of the three highest ratings from at least one such rating service.
Yes



REPORTABLE TRANSACTIONS
Rule 10f-3 - Restricted Underwriting
Transactions - continued

Form 10f-3 - continued

YES/NO

f.The amount of such securities purchased by all of the Portfolio and investment companies advised by the Adviser did not exceed 25% of any such class or, in the case of an Eligible Rule 144A Offering, 25% of the total of the principal amount of any class sold to Qualified Institutional Buyers plus the principal amount of such class in any concurrent public offering

No



g.No Affiliated Underwriter was a
direct or indirect participant or benefited directly or indirectly from the purchase or, in the case of Eligible Municipal Securities, the purchase was not designated as a group transaction.
No


Approved:\s\
Trent Statczar
Date: 2/28/05